EXHIBIT 10.1

BINDING MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of July 18, 2025 (the “Effective Date”), by and between:

Fifth Wall Building Contracting LLC, a company organized and existing under the laws of the United Arab Emirates, with its principal place of business at Office #16, Second Floor, Al Naboodah Building, Al Quoz 3, Dubai, UAE (“Investor”);

and

Neuralbase AI Ltd., a corporation organized and existing under the laws of the State of Nevada, United States of America, with its principal place of business at 10409 Pacific Palisades Ave., Las Vegas, NV 89144-1221 (“Company”).

Each of the Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Purpose and Definitions

1.1 Purpose: This MOU sets forth the framework under which the Investor agrees to provide growth capital to the Company through a structured revenue-based drawdown facility. The purpose of this arrangement is to enable the Company to execute on its strategic roadmap, including but not limited to product development, team expansion, and market entry. The Parties intend this MOU to form a binding understanding of the key terms related to this financing arrangement, and acknowledge their mutual desire to formalize a cooperative relationship that aligns financial resources with measurable business outcomes.

This MOU may serve as the basis for one or more definitive agreements, including a Financing Agreement and a Revenue Participation Agreement, as may be mutually agreed upon by the Parties.

1.2 Defined Terms: For clarity and consistency, the following capitalized terms shall have the meanings ascribed to them below:

•	“Drawdown Notice” means a written request delivered by the Company to the Investor for a specific Tranche under this MOU, in the format mutually agreed.
•	“Gross Monthly Revenue” means all cash receipts or revenue earned and recognized by the Company in a given calendar month from the sale of products, services, licenses, subscriptions, or other operating income, net of VAT, returns, and refunds.
•	“Repayment Cap” has the meaning set forth in Section 3.3, being 1.5x the aggregate amount disbursed.
•	“Tranche” means an individual disbursement of USD 25,000 made by the Investor to the Company pursuant to Section 2.2.
•	“Event of Default” means any of the default conditions described in Section 3.7.
•	“Effective Date” means July 18, 2025, as stated at the beginning of this MOU.
•	“Business Day” means any day other than Friday, Saturday, or a public holiday in the UAE on which commercial banks are open for business in Dubai.

2. Financing Terms

2.1 Commitment Amount: Investor agrees to make available to the Company a total financing commitment of up to USD 2,000,000 (Two Million United States Dollars) (the “Total Commitment”), to be disbursed in accordance with the drawdown structure set forth below.

2.2 Tranche Structure: The Total Commitment shall be disbursed in tranches of USD 25,000 (each, a “Tranche”), with the maximum amount disbursable in any 30-day period not to exceed USD 100,000, unless otherwise agreed in writing by both parties.

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2.3 Drawdown Requests: The Company may request a Tranche by submitting a Drawdown Notice in the form agreed upon by the Parties. Each Drawdown Notice must include:

•	A summary of the use of proceeds from previous tranches
•	A brief operational update and milestone progress report
•	Confirmation of the intended use of the next tranche

2.4 Conditions Precedent to Disbursement: Each Tranche shall be subject to the following conditions precedent:

•	No material adverse change in the financial condition or operations of the Company
•	No event of default (as defined in Section 3.7) has occurred or is continuing
•	Compliance with prior reporting and use-of-proceeds obligations
•	A minimum 30-day interval since the last Tranche disbursement

2.5 Final Drawdown Date: The Company may draw funds under this Agreement until December 31, 2025, after which no further Drawdown Notices shall be accepted unless extended in writing by the Investor.

2.6 Use of Proceeds: All funds disbursed under this Agreement shall be used exclusively for:

•	Research and product development
•	Sales and marketing initiatives
•	Strategic hiring and payroll
•	Infrastructure and operational scaling

The Company agrees to segregate records of how each Tranche is spent and to provide quarterly reporting on expenditures to the Investor.

2.7 Representations and Warranties; Each Party represents and warrants to the other Party that:

•	It has the full corporate power and authority to execute, deliver, and perform its obligations under this MOU.
•	The execution and delivery of this MOU have been duly authorized by all necessary corporate action.
•	This MOU constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms.

2.8 Limitation on Additional Indebtedness: The Company shall not incur, guarantee, or permit to exist any debt obligations senior to or pari passu with the Investor’s financing under this MOU without the prior written consent of the Investor, other than:

•	Accounts payable or trade credit incurred in the ordinary course of business;
•	Equipment leases or bank lines of credit totaling less than USD 100,000 in aggregate.

3. Repayment Terms

3.1 Repayment Structure: The Company shall repay the disbursed amount of each Tranche through a revenue-based model. Repayment shall commence on January 1, 2026 and continue until the Total Repayment Cap is reached.

3.2 Revenue Share: The Company shall remit to the Investor 8% (eight percent) of its Gross Monthly Revenue each month beginning January 2026, defined as all cash receipts or receivables recognized from sales of products, services, licensing, or subscriptions, net of returns and VAT. Payments shall be calculated based on Gross Monthly Revenue for the preceding calendar month and shall be remitted to the Investor no later than ten (10) business days after the end of each month, beginning January 2026.

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3.3 Repayment Cap: The maximum aggregate repayment obligation of the Company shall be 1.5x of the aggregate amount disbursed under this Agreement (the “Repayment Cap”), not to exceed USD 3,000,000. Once the Repayment Cap is met, all obligations under this Agreement shall be deemed satisfied.

3.4 Monthly Reporting: The Company shall provide the Investor with:

•	Monthly revenue statements certified by the CFO (or equivalent)
•	Quarterly financials (unaudited)
•	Annual audited financials (if available)

3.5 Acceleration Clause: If the Company:

•	Raises institutional equity funding in excess of USD 5,000,000,
•	Sells all or substantially all of its assets,
•	Undergoes a merger or change of control,

 then the outstanding balance of the Repayment Cap shall become immediately due and payable, unless converted into equity on mutually agreed terms.

3.6 Prepayment Rights: The Company may prepay the outstanding balance at any time with no penalty, provided the total paid equals 1.5x the disbursed principal at the time of repayment.

3.7 Default Events: Events of default shall include:

•	Failure to remit revenue share for two consecutive months
•	Material misrepresentation in financial reporting
•	Insolvency, liquidation, or cessation of business

Upon default, Investor may demand immediate repayment of the outstanding portion of the Repayment Cap or take such legal action as available under DIFC law.

3.8 Security: The Investor may request a UCC-style lien or security interest in the Company’s receivables or revenue streams as security for repayment, to be negotiated separately.

3.9 Information Rights: The Company shall, upon reasonable notice and not more than once per calendar quarter, allow the Investor to:

•	Review internal financial statements, operational reports, and projections.
•	Conduct a virtual or in-person meeting with Company leadership to discuss business performance.
•	Access relevant business documentation, subject to confidentiality, for purposes of monitoring its investment.

4. Use of Proceeds: The Company agrees to use all funds disbursed under this MOU solely for legitimate business purposes that directly support its operational and strategic growth objectives. Permitted uses of proceeds include, but are not limited to:

•	Product Development: Design, engineering, testing, and deployment of AI software solutions and platform features.
•	Personnel Expansion: Hiring of technical, sales, and support staff critical to the execution of the business plan.
•	Sales and Marketing: Customer acquisition campaigns, partnership development, brand positioning, and other go-to-market initiatives.
•	Infrastructure and Operations: Technology infrastructure, office expenses, equipment, and related operational needs necessary to scale delivery and support functions.

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The Company shall not use any proceeds for dividends, executive bonuses unrelated to agreed KPIs, speculative investments, or any non-business-related expenditures without prior written consent of the Investor. The Company shall maintain detailed internal records of the use of each disbursed Tranche and agrees to provide reporting as outlined in Section 3.4 of this MOU.

5. Confidentiality

Each Party acknowledges and agrees that, in the course of discussions and collaboration under this MOU, it may receive or become aware of Confidential Information relating to the other Party. For the purposes of this Section, “Confidential Information” includes, but is not limited to:

•	Business plans, financial data, forecasts, and projections
•	Trade secrets, intellectual property, code, product designs
•	Investor lists, customer data, and vendor relationships
•	Know-how, processes, or proprietary methodologies

Each Party agrees:

•	To maintain all such Confidential Information in strict confidence and use at least the same degree of care it uses to protect its own confidential information (but in no event less than a reasonable degree of care).
•	To not disclose any Confidential Information to third parties without the prior written consent of the disclosing Party, except to advisors or affiliates bound by similar confidentiality obligations.
•	To use such Confidential Information solely for the purpose of evaluating, negotiating, or performing obligations under this MOU.

The obligations of confidentiality shall survive the expiration or termination of this MOU for a period of three (3) years, or as otherwise required by applicable law.

This Section shall not apply to information that: (i) is or becomes publicly known through no breach by the receiving Party; (ii) is received lawfully from a third party without restriction; or (iii) is independently developed without reference to the disclosing Party’s Confidential Information.

6. Governing Law and Dispute Resolution

This MOU shall be governed by, and construed in accordance with, the laws of the Dubai International Financial Centre (DIFC), without regard to its conflict of law principles. Any dispute, controversy, or claim arising out of or relating to this MOU, including its validity, breach, termination, or enforcement, shall be exclusively and finally resolved by binding arbitration under the DIFC-LCIA Arbitration Rules. The arbitration shall be conducted by a single arbitrator:

•	Seat of Arbitration: Dubai, UAE
•	Language: English
•	Arbitrator Appointment: If the Parties cannot agree, the DIFC-LCIA shall appoint the arbitrator

The arbitral award shall be final and binding on both Parties, and judgment upon the award may be entered in any court of competent jurisdiction.

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7. Binding Effect and Exclusivity

This MOU constitutes a binding and enforceable agreement between the Parties with respect to the drawdown-based financing arrangement described herein. The Parties expressly agree to the following:

•	Each Tranche disbursed by the Investor shall form a legally binding obligation of the Company, repayable under the terms set forth in Section 3
•	This MOU shall survive and remain in effect until either the Repayment Cap is fully satisfied or replaced by a Definitive Financing Agreement
•	The Parties shall not enter into any financing agreements that conflict with the terms of this MOU without prior written consent from the other Party
•	The Company agrees not to offer similar revenue-sharing rights to any other party on more favorable terms without offering the same to the Investor (Right of First Offer)

This MOU may be superseded by mutual written agreement in the form of a more comprehensive Financing Agreement or other definitive legal instruments.

8. Additional Terms

8.1 No Partnership or Agency: Nothing in this MOU shall be deemed to constitute a partnership, joint venture, or agency relationship between the Parties. Neither Party has the authority to bind or act on behalf of the other except as expressly set forth herein.

8.2 Amendments: Any amendment or modification of this MOU shall be in writing and signed by both Parties.

8.3 Entire Agreement: This MOU constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, or understandings, whether oral or written.

8.4 Counterparts and Electronic Signatures: This MOU may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered via PDF or secure electronic means shall have the same force and effect as originals.

8.5 Governing Language: This MOU has been negotiated and executed in the English language. In the event of any inconsistency between versions or translations of this MOU, the English-language version shall prevail.

8.6 Assignment: Neither Party may assign, delegate, or transfer this MOU or any of its rights or obligations hereunder without the prior written consent of the other Party, except that either Party may assign this MOU in connection with a merger, acquisition, or sale of all or substantially all of its assets.

8.7 Notices: All notices or communications required under this MOU shall be in writing and delivered (i) in person, (ii) by registered mail or recognized international courier service, or (iii) via email with receipt confirmation, to the addresses specified in the preamble of this MOU (or to such other address or email as a Party may designate in writing). Notice shall be deemed effective upon delivery or, in the case of email, upon written acknowledgment of receipt (excluding automated responses).

8.8 Force Majeure: Neither Party shall be liable for any failure or delay in performance under this MOU to the extent such failure or delay is caused by events beyond the reasonable control of the affected Party, including but not limited to acts of God, natural disasters, pandemics, war, terrorism, labor disputes, government actions, or failures of suppliers or telecommunications networks. The affected Party shall promptly notify the other in writing and shall use reasonable efforts to resume performance as soon as practicable.

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IN WITNESS WHEREOF, the Parties hereto have executed this Memorandum of Understanding as of the Effective Date set forth above.

FOR: FIFTH WALL BUILDING CONTRACTING LLC

/s/ Himanshu Bansilal Parikh
Name: Himanshu Bansilal Parikh
Title: Chairman
Date: July 18, 2025

FOR: NEURALBASE AI LTD.

/s/ Vighnesh Dobale
Name: Vighnesh Dobale
Title: CEO
Date: July 18, 2025

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